Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of
Hennessy Funds:

We consent to the use of our reports dated December 22, 2016 with respect to the financial statements of Hennessy Cornerstone Growth Fund, Hennessy Cornerstone Mid Cap 30 Fund, Hennessy Cornerstone Large Growth Fund, Hennessy Cornerstone Value Fund, Hennessy Total Return Fund, Hennessy Balanced Fund, Hennessy Japan Fund, and Hennessy Japan Small Cap Fund, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firms” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP
Chicago, Illinois
February 23, 2017